CONSENT OF JORDAN, PATKE & ASSOCIATES, LTD.

We hereby consent to the reference in this registration statement of our report dated March 30, 2009 on the financial statements of Providence Select Fund, Limited Partnership for the years ended December 31, 2008, 2007 and 2006, and of our report dated April 13, 2009 on the financial statements of White Oak Financial Services, Inc. for the years ended December 31, 2008, 2007 and 2006, and to the use of our name appearing herein and elsewhere in the registration statement and are included in reliance upon our authority as experts in accounting and auditing.


					Jordan, Patke & Associates, Ltd.


					/s/ Jordan, Patke & Associates, Ltd.

April 15, 2009
Lincolnshire, Illinois